Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-204908

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated September 1, 2017.

UBS AG
$
Digital SPDR® S&P® Oil & Gas Exploration & Production ETF-Linked Medium-Term Notes due

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be the third business day after the determination date) is based on the performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF as measured from the trade date to and including the determination date (expected to be between 13 and 15 months after the trade date). If the final underlier level on the determination date is greater than or equal to the buffer level of 80.00% of the initial underlier level (set on the trade date and will be a level equal to the closing level of the underlier on the trade date), you will receive the maximum settlement amount (expected to be between $1,080.00 and $1,094.00 for each $1,000 face amount of your notes). If the final underlier level declines by more than 20.00% from the initial underlier level, the return on your notes will be negative. Specifically, you will lose 1.25% for every 1% negative underlier return below the buffer level. You could lose your entire investment in the notes.

To determine your cash settlement amount, we will calculate the underlier return, which is the percentage increase or decrease in the final underlier level from the initial underlier level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

♦	if the final underlier level is greater than or equal to the buffer level, the maximum settlement amount; or

♦	if the final underlier level is less than the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) 125.00% times (b) the sum of the underlier return plus 20.00% times (c) $1,000.

Your investment in the notes involves certain risks, including, among other things, our credit risk. See “Additional Risk Factors Specific To Your Notes” on page 8 of this preliminary pricing supplement. You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated initial value of the notes as of the trade date is expected to be between $951.00 and $981.00 per $1,000 face amount. The range of the estimated initial value of the notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the notes, see “Additional Risk Factors Specific To Your Notes — Fair Value Considerations” and “Additional Risk Factors Specific To Your Notes — Limited or No Secondary Market and Secondary Market Price Considerations” beginning on page 9 of this preliminary pricing supplement.

Original issue date:	, 2017	Original issue price*:	100.00% of the face amount
Underwriting discount*:	0.95% of the face amount	Net proceeds to the issuer:	99.05% of the face amount

* The original issue price for certain investors will be between 99.05% and 100.00% of the face amount, reflecting a foregone underwriting discount with respect to such notes; see “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” on page 4.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this preliminary pricing supplement, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

UBS Securities LLC

Pricing Supplement dated         , 2017.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of the final pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

UBS Securities LLC, our affiliate, will purchase the notes from UBS for distribution to one or more registered broker dealers (“dealers”). UBS Securities LLC, the dealers or any of their respective affiliates may use this preliminary pricing supplement in market-making transactions in notes after their initial sale. Unless UBS, UBS Securities LLC, the dealers or any of their respective affiliates selling such notes to you informs you otherwise in the confirmation of sale, the pricing supplement to which this preliminary pricing supplement relates is being used in a market-making transaction. See “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” in this preliminary pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

SUMMARY INFORMATION

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the notes for various securities we may offer, including the notes), with the Securities and Exchange Commission, or SEC, for the offering to which this preliminary pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the product supplement if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Underlier-Linked Notes product supplement dated May 2, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516572379/d174905d424b2.htm
♦	Prospectus dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to ‘‘UBS,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ refer only to UBS AG and not to its consolidated subsidiaries. In this preliminary pricing supplement, ‘‘notes’’ refer to the Digital SPDR® S&P® Oil & Gas Exploration & Production ETF-Linked Medium-Term Notes that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying product supplement’’ mean the UBS Underlier-Linked Notes product supplement, dated May 2, 2016 and references to the ‘‘accompanying prospectus’’ mean the UBS prospectus titled ‘‘Debt Securities and Warrants,’’ dated April 29, 2016.

This preliminary pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific To Your Notes” beginning on page 8 and in “Risk Factors” on page PS-35 in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisors before deciding to invest in the notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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Investor Suitability

The notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the underlier or in the stocks comprising the underlier (the “underlier stocks”), subject to the buffer level.
♦	You believe the final underlier level will be greater than or equal to the buffer level and the final underlier level is unlikely to exceed the cap level (to be set on the trade date and expected to be between 108.00% and 109.40% of the initial underlier level).
♦	You understand and accept that your return on the notes is limited to the maximum settlement amount and you are willing to invest in the notes based on the maximum settlement amount (which is equal to the threshold settlement amount, to be set on the trade date and expected to be between $1,080.00 and $1,094.00 for each $1,000.00 face amount of your notes).
♦	You can tolerate fluctuations in the price of the notes throughout their term that may be similar to or exceed the downside fluctuations in the price of the underlier or the underlier stocks.
♦	You do not seek guaranteed current income from your investment and are willing to forego any dividends paid on the underlier or the underlier stocks.
♦	You are willing to hold the notes to maturity, a term expected to be between 13 and 15 months, and accept that there may be little or no secondary market for the notes.
♦	You seek an investment with exposure to companies in the oil and gas and energy sectors.
♦	You are willing to assume the credit risk of UBS for all payments under the notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.
♦	You require an investment designed to guarantee a full return of principal at maturity.
♦	You cannot tolerate a loss of all or a substantial portion of your investment and are not willing to make an investment that may have the full downside market risk of an investment in the underlier or the underlier stocks, subject to the buffer level.
♦	You believe that the level of the underlier will decline during the term of the notes and the final underlier level will likely be less than the initial underlier level by more than 20.00%, or you believe the level of the underlier will appreciate over the term of the notes and that the final underlier level is likely to exceed the cap level (to be set on the trade date and expected to be between 108.00% and 109.40% of the initial underlier level).
♦	You seek an investment that has unlimited return potential without a cap on appreciation and you are unwilling to invest in the notes based on the maximum settlement amount (which is equal to the threshold settlement amount, to be set on the trade date and expected to be between $1,080.00 and $1,094.00 for each $1,000.00 face amount of your notes).
♦	You cannot tolerate fluctuations in the price of the notes throughout their term that may be similar to or exceed the downside fluctuations in the price of the underlier or the underlier stocks.
♦	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the underlier or the underlier stocks.
♦	You are unable or unwilling to hold the notes to maturity, a term expected to be between 13 and 15 months, or you seek an investment for which there will be an active secondary market.
♦	You do not seek an investment with exposure to companies in the oil and gas and energy sectors.
♦	You are not willing to assume the credit risk of UBS for all payments under the notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Additional Risk Factors Specific To Your Notes” in this preliminary pricing supplement and the more detailed “Risk Factors’’ in the accompanying product supplement for risks related to an investment in the notes.

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KEY TERMS

Issuer: UBS AG, London Branch

Underlier: SPDR® S&P® Oil & Gas Exploration & Production ETF (Bloomberg symbol, “XOP UP Equity”)

Target Index: S&P Oil & Gas Exploration & Production Select Industry® Index

Specified currency: U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying product supplement:

♦	type of notes: notes linked to a single underlier
♦	averaging dates: not applicable
♦	cap level: yes, as described below
♦	buffer level: yes, as described below
♦	upside participation rate: not applicable
♦	interest: not applicable

Face amount: Each note will have a face amount of $1,000; $         in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional aggregate face amount of the notes subsequent to the date of the final pricing supplement. The issue price, underwriting discount, and net proceeds of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of the final pricing supplement. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

Purchase at amount other than face amount: The amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. Additionally, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific To Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” in this preliminary pricing supplement.

Supplemental discussion of U.S. federal income tax consequences: You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the underlier, as described under “Supplemental U.S. Tax Considerations” in the accompanying product supplement. Pursuant to this approach, it is the opinion of Cadwalader, Wickersham & Taft LLP that upon the sale, exchange or maturity of your notes, subject to the constructive ownership rules discussed in the accompanying product supplement under “Supplemental U.S. Tax Considerations — Section 1260”, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. The Internal Revenue Service might not agree with this treatment, however, in which case, the timing and character of income or loss on your note could be materially and adversely affected. Because the underlier constitutes a “pass-thru entity” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) it is possible that all or a portion of your gain could be recharacterized as ordinary income and subject to an interest charge. You are urged to read “Supplemental U.S. Tax Considerations — Section 1260” in the accompanying product supplement.

A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018.

Based on our determination that the notes are not “delta-one” with respect to the underlier, our counsel is of the opinion that the notes should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the notes. If withholding is required, we will not make payments of any additional amounts.

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Nevertheless, after issuance, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlier, underlier stocks or your notes, and following such occurrence your notes could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of the underlier or underlier stocks or the notes. A non-U.S. holder that enters, or has entered, into other transactions in respect of the underlier or underlier stocks or the notes should consult its tax advisor regarding the application of Section 871(m) of the Code to its notes in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.

Subject to the paragraph below, investors should read the discussion under “Supplemental U.S. Tax Considerations — Non-United States Holders — Foreign Account Tax Compliance Act” beginning on page PS-77 in the accompanying product supplement and consult their tax advisors concerning the potential application of The Foreign Account Tax Compliance Act.

Pursuant to final and temporary Treasury regulations and Notice 2015-66, the withholding and reporting requirements under FATCA generally apply to certain “withholdable payments” and, if made after December 31, 2018, payments of certain gross proceeds on a sale or disposition and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). We will not pay additional amounts with respect to such withholding taxes discussed above.

For more information about the tax consequences of an investment in the notes, you should review carefully the section of the accompanying product supplement entitled “Supplemental U.S. Tax Considerations”.

Cash settlement amount (on the stated maturity date): For each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

♦	if the final underlier level is greater than or equal to the buffer level, the maximum settlement amount; or
♦	if the final underlier level is less than the buffer level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the buffer rate times (iii) the sum of the underlier return plus the buffer amount.

Initial underlier level: the closing level of the underlier on the trade date, subject to antidilution adjustments as described under “General Terms of the Notes — Antidilution Adjustments for Notes Linked to an ETF Underlier or an ETF Basket Underlier” in the accompanying product supplement

Final underlier level: the closing level of the underlier on the determination date, subject to adjustments as described under “General Terms of the Notes — Antidilution Adjustments for Notes Linked to an ETF Underlier or an ETF Basket Underlier” and “General Terms of the Notes — Market Disruption Event — Consequences of a Market Disruption Event or a Non-Trading Day” and “General Terms of the Notes — Delisting, Discontinuance of or Modification of an ETF Underlier or an ETF Basket Underlier” in the accompanying product supplement

Underlier return: the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage

Cap level (to be set on the trade date): a level of the underlier expected to be between 108.00% and 109.40% of the initial underlier level

Threshold settlement amount (to be set on the trade date): expected to be between $1,080.00 and $1,094.00

Maximum settlement amount: the threshold settlement amount

Buffer level: 80.00% of the initial underlier level

Buffer amount: 20.00%

Buffer rate: the quotient of the initial underlier level divided by the buffer level, which equals 125.00%

Trade date: [ ]

Original issue date (settlement date) (to be set on the trade date): expected to be the fifth business day following the trade date

Determination date (to be set on the trade date): a specified date that is expected to be between 13 and 15 months after the trade date, subject to adjustment as described under “General Terms of the Notes — Determination Date” in the accompanying product supplement

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Stated maturity date (to be set on the trade date): a specified date that is expected to be the third business day after the determination date, subject to adjustment as described under “General Terms of the Notes — Stated Maturity Date” in the accompanying product supplement

No interest: The offered notes will not bear interest.

No redemption: The offered notes will not be subject to a redemption right or price dependent redemption right.

No listing: The offered notes will not be listed on any securities exchange or interdealer quotation system.

Closing level: as described under “General Terms of the Notes — Closing Level” in the accompanying product supplement

Business day: as described under “General Terms of the Notes — Business Day” in the accompanying product supplement

Trading day: as described under “General Terms of the Notes — Trading Day” in the accompanying product supplement

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” in the accompanying product supplement

ERISA: as described under “ERISA Considerations” in the accompanying product supplement

Supplemental plan of distribution (conflicts of interest); secondary markets (if any): UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the aggregate face amount of the notes specified on the front cover of the final pricing supplement. UBS Securities LLC proposes initially to offer the notes to the public at an original issue price set forth on the cover page of this preliminary pricing supplement, and to certain unaffiliated securities dealers at such price less a concession not in excess of 0.95% of the face amount. The original issue price for notes purchased by certain fee-based advisory accounts will be between 99.05% and 100.00% of the face amount, which reflects a foregone underwriting discount with respect to such notes (i.e., the underwriting discount specified on the cover of this preliminary pricing supplement with respect to such notes is 0.00%).

We expect to deliver the notes against payment therefor in New York, New York on                     , 2017, which is expected to be the fifth business day following the date of the final pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market will generally be required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of interest: UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in the offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121.

UBS Securities LLC and its affiliates may offer to buy or sell the notes in the secondary market (if any) at prices greater than UBS’ internal valuation: The value of the notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other requests from and negotiated arrangements with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the notes, see “Additional Risk Factors Specific To Your Notes — Fair value considerations” and “Additional Risk Factors Specific To Your Notes — Limited or No Secondary Market and Secondary Market Price Considerations” in this preliminary pricing supplement.

Calculation agent: UBS Securities LLC

CUSIP no.: 90270KMJ5

ISIN no.: US90270KMJ50

FDIC: The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

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HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical final underlier levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; no one can predict what the underlier level will be on any day throughout the life of your notes, and no one can predict what the final underlier level will be on the determination date. The underlier has been volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the underlier and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to our pricing models) will be less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific To Your Notes — Fair Value Considerations — The Issue Price You Pay for the Notes Will Exceed Their Estimated Initial Value” in this preliminary pricing supplement. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000.00
Cap level	108.700% of the initial underlier level (the midpoint of the range set forth herein)
Threshold settlement amount	$1,087.00 (the midpoint of the range set forth on the cover page of this preliminary pricing supplement)
Maximum settlement amount	$1,087.00 (the midpoint of the range set forth on the cover page of this preliminary pricing supplement)
Buffer level	80.00% of the initial underlier level
Buffer rate	125.00%
Buffer amount	20.00%

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date.

No change in or affecting the underlier, any of the underlier stocks or the policies of the underlier’s investment advisor or the method by which the target index sponsor calculates the target index.

Notes are purchased on original issue date at the face amount and held to the stated maturity date.

Moreover, we have not yet set the initial underlier level that will serve as the baseline for determining the underlier return, the cap level, the threshold settlement amount or the maximum settlement amount, each of which will affect the amount that we will pay on your notes, if any, at maturity. We will not do so until the trade date. As a result, the actual initial underlier level may differ substantially from the underlier level prior to the trade date.

For these reasons, the actual performance of the underlier over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this preliminary pricing supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical High, Low and Closing Levels of the Underlier” in this preliminary pricing supplement. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this preliminary pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier.

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The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000.00 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
150.000%	108.700%
140.000%	108.700%
130.000%	108.700%
120.000%	108.700%
110.000%	108.700%
108.700%	108.700%
105.000%	108.700%
100.000%	108.700%
95.000%	108.700%
90.000%	108.700%
85.000%	108.700%
80.000%	108.700%
70.000%	87.500%
60.000%	75.000%
50.000%	62.500%
25.000%	31.250%
0.000%	0.000%

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 31.250% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 68.750% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the final underlier level were determined to be 150.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 108.700% of each $1,000.00 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level of greater than 80.000% of the initial underlier level.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final underlier level (expressed as a percentage of the initial underlier level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of less than 80.000% (the section left of the 80.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of greater than or equal to 80.000% (the section right of the 80.000% marker on the horizontal axis) would result in a capped return on your investment.

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The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific To Your Notes – Market Risk” and “Additional Risk Factors Specific To Your Notes – If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” in this preliminary pricing supplement.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial underlier level, the cap level, the threshold settlement amount and the maximum settlement amount, which we will set on the trade date, and the actual final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

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ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus, dated April 29, 2016, and “Risk Factors” in the accompanying product supplement, dated May 2, 2016. You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated April 29, 2016 and the accompanying product supplement, dated May 2, 2016, of UBS. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

You May Lose Your Entire Investment In The Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the underlier as measured from the initial underlier level set on the trade date to the closing level on the determination date. If the final underlier level is less than the buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of the buffer rate times the sum of the underlier return plus the buffer amount times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes. Specifically, you will lose 1.25% for every 1% negative underlier return below the buffer level.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Ability to Receive the Maximum Settlement Amount Applies Only at Maturity

You should be willing to hold your notes to maturity. If you are able to sell your notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the maximum settlement amount (which is equal to the threshold settlement amount) or the notes and any amount you receive may be less than the maximum settlement amount, even if such amount is greater than the face amount. You can receive the full benefit of the maximum settlement amount (if the final underlier level is greater than or equal to the buffer level), only if you hold your notes to maturity.

Your Potential Return on the Notes is Limited to the Maximum Settlement Amount and You Will Not Participate in Any Appreciation of the Underlier

The return potential of the notes is limited to the pre-specified maximum settlement amount (which is equal to the threshold settlement amount), regardless of the appreciation of the underlier. You will only receive the maximum settlement amount if the final underlier level is greater than or equal to the buffer level. If the final underlier level is less than the buffer level, you will be subject to the decline of the underlier even though you cannot participate in any appreciation in the price of the underlier in excess of the cap level. As a result, the return on an investment in the Notes could be less than the return on a direct investment in any or all of the underlying constituents.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if you receive the maximum settlement amount (which is equal to the threshold settlement amount) on the stated maturity date, the overall return you earn on your notes may be less than you would have earned by investing in a conventional debt security of comparable maturity that bears interest at a prevailing market rate.

The Notes Are Subject to the Credit Risk of the Issuer

The notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the notes and you could lose your entire initial investment.

Market Risk

The return on the notes is directly linked to the performance of the underlier and indirectly linked to the value of the underlier stocks, and whether the final underlier level is greater than, equal to or less than the buffer level. The level of the underlier can rise or fall sharply due to factors specific to the underlier stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You may lose some or all of your initial investment.

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Fair Value Considerations

The Issue Price You Pay for the Notes Will Exceed Their Estimated Initial Value

The issue price you pay for the notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the hedging costs, underwriting discount, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the notes incorporate certain variables, including the level of the underlier, the volatility of the underlier, the expected dividends on the underlier, prevailing interest rates, the term of the notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The hedging costs, underwriting discount, issuance costs, projected profits and the difference in rates will reduce the economic value of the notes to you. Due to these factors, the estimated initial value of the notes as of the trade date will be less than the issue price you pay for the notes.

The Estimated Initial Value Is a Theoretical Price; the Actual Price that You May Be Able to Sell Your Notes in Any Secondary Market (if Any) at Any Time After the Trade Date May Differ From the Estimated Initial Value

The value of your notes at any time will vary based on many factors, including the factors described above and in “—Market Risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the notes determined by reference to our internal pricing models. The estimated initial value of the notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your notes in any secondary market at any time.

Our Actual Profits May Be Greater or Less than the Differential Between the Estimated Initial Value and the Issue Price of the Notes as of the Trade Date

We may determine the economic terms of the notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the notes.

Limited or No Secondary Market and Secondary Market Price Considerations

There May Be Little or No Secondary Market for the Notes

The notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the notes will develop. UBS Securities LLC and its affiliates may make a market in the notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your notes in any secondary market at any time.

The Price at which UBS Securities LLC and Its Affiliates May Offer to Buy the Notes in the Secondary Market (if Any) May Be Greater than UBS’ Valuation of the Notes at that Time, Greater than Any Other Secondary Market Prices Provided by Unaffiliated Dealers (if Any) and, Depending on Your Broker, Greater than the Valuation Provided on Your Customer Account Statements

For a limited period of time following the issuance of the notes, UBS Securities LLC or its affiliates may offer to buy or sell such notes at a price that exceeds (i) our valuation of the notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the hedging costs, underwriting discount, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Summary Information – Key Terms – “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” herein. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

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Price of Notes Prior to Maturity

The market price of the notes will be influenced by many unpredictable and interrelated factors, including the level of the underlier; the volatility of the underlier; the dividend rate paid on the underlier; the time remaining to the maturity of the notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the notes.

Impact of Fees and the Use of Internal Funding Rates Rather than Secondary Market Credit Spreads on Secondary Market Prices

All other things being equal, the use of the internal funding rates described above under “—Fair Value Considerations” as well as the inclusion in the original issue price of hedging costs, underwriting discount, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the notes in any secondary market.

The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other than the Determination Date

The final underlier level will be based on the closing level of the underlier on the determination date, except in the limited circumstances described under “General Terms of the Notes – Consequences of a Market Disruption Event or a Non-Trading Day” and “General Terms of the Notes – Discontinuance of or Adjustments to the Underlier or a Basket Underlier; Alteration of Method of Calculation” in the accompanying product supplement. Therefore, if the closing level of the underlier dropped precipitously to a level that is less than the buffer level on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the underlier prior to such drop in the level of the underlier. Although the actual level of the underlier on the stated maturity date or at other times during the life of your notes may be higher than the final underlier level, you will not benefit from the closing level of the underlier at any time other than on the determination date.

You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlier or Underlier Stock

Investing in your notes will not make you a holder of any shares of the underlier or any underlier stocks and you will not participate in any appreciation of the underlier or the underlier stocks. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the shares of the underlier or the underlier stocks or any other rights with respect to the shares of the underlier or the underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any shares of the underlier or underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of the final pricing supplement. The issue price, underwriting discount, and net proceeds of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of the final pricing supplement. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount will not be adjusted based on the original issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

In addition, the impact of the buffer level, the threshold settlement amount and the maximum settlement amount on the return on your investment, and the extent to which the buffer level will diminish your exposure to any negative underlier return will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the threshold settlement amount and the maximum settlement amount will permit a lower positive return on your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount. Similarly, if the final underlier level is less than the buffer level, you will incur a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

The Notes are Considered “Hold To Maturity” Products

Generally, there is no liquid market for the notes.

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Changes Affecting The Underlier or The Target Index Could Have An Adverse Effect On The Value of The Notes

The underlier’s investment advisor, SSgA Funds Management, Inc., may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the underlier’s investment advisor concerning the calculation of the net asset value of the underlier, additions, deletions or substitutions of the underlier stocks and the manner in which changes affecting the target index are reflected in the underlier that could affect the market price of the shares of the underlier, and therefore, the amount payable on your notes on the stated maturity date. The amount payable on your notes and their market value could also be affected if the underlier’s investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the underlier, or if the underlier’s investment advisor discontinues or suspends calculation or publication of the net asset value of the underlier, in which case it may become difficult or inappropriate to determine the market value of your notes.

In addition, the policies of S&P Dow Jones Indices LLC, the target index sponsor, concerning additions, deletions and substitutions of the stocks comprising the target index and the manner in which the target index sponsor takes account of certain changes affecting those stocks may adversely affect the level of the target index. The policies of the target index sponsor with respect to the calculation of the target index could also adversely affect the level of the underlier. The target index sponsor may discontinue or suspend calculation or dissemination of the target index. Any such actions could have an adverse effect on the value of the notes.

UBS Cannot Control Actions By the Underlier’s Investment Advisor or the Target Index Sponsor, and the Underlier’s Investment Advisor and the Target Index Sponsor Have No Obligation To Consider Your Interests

UBS and its affiliates are not affiliated with the underlier’s investment advisor or the target index sponsor and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the target index or the calculation of the net asset value of the underlier. The underlier’s investment advisor and the target index sponsor are not involved in the notes offering in any way and have no obligation to consider your interest as an owner of the notes in taking any actions that might affect the market value of your notes.

The Underlier and The Target Index are Different and the Performance of the Underlier May Not Correlate with the Performance of the Target Index

The underlier uses a representative sampling strategy (more fully described under “The Underlier”) to attempt to track the performance of the target index. The underlier may not hold all or substantially all of the equity securities included in the target index and may hold securities or assets not included in the target index. Therefore, while the performance of the underlier is generally linked to the performance of the target index, the performance of the underlier is also linked in part to shares of equity securities not included in the target index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the underlier’s investment advisor.

Imperfect correlation between the underlier’s portfolio securities and those in the target index, rounding of prices, changes to the target index and regulatory requirements may cause tracking error, the divergence of the underlier’s performance from that of the target index.

In addition, the performance of the underlier will reflect additional transaction costs and fees that are not included in the calculation of the target index and this may increase the tracking error of the underlier. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the underlier and the target index. Finally, because the shares of the underlier are traded on the NYSE Arca, Inc. (“NYSE Arca”) and are subject to market supply and investor demand, the market value of one share of the underlier may differ from the net asset value per share of the underlier.

For all of the foregoing reasons, the performance of the underlier may not correlate with the performance of the target index. Consequently, the return on the notes will not be the same as investing directly in the underlier, the underlier stocks or the stocks of the target index, and will not be the same as investing in a debt security with a cash settlement amount linked directly to the performance of the target index.

There Are Risks Associated with the Underlier

Although the underlier’s shares are listed for trading on NYSE Arca and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the underlier or that there will be liquidity in the trading market.

In addition, the underlier is subject to management risk, which is the risk that the investment strategy of the underlier’s investment advisor, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the underlier’s investment advisor may select up to 20% of the underlier’s assets to be invested in shares of equity securities that are not included in the target index. The underlier is also not actively managed and may be affected by a general decline in market segments relating to the target index. The underlier’s investment advisor invests in securities included in, or representative of, the target index regardless of their investment merits. The underlier’s investment advisor does not attempt to take defensive positions in declining markets.

In addition, the underlier is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositaries. Low trading volumes and volatile prices in less developed markets make

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trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

Oil and Gas Sector Risk

The assets of the underlier are concentrated in the oil and gas exploration and production industry, and therefore the underlier may be more volatile than a fund with more diversified components. Companies in the oil and gas sector develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these and other areas, would adversely impact the performance of the underlier. Oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. These companies also may be at risk for environmental damage claims.

Energy Sector Risk

The assets of the underlier are also concentrated in the energy sector, and therefore the underlier may be more volatile than a fund with more diversified components. Energy companies develop and produce oil, gas and consumable fuels and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand, exploration and production spending, world events and economic conditions, swift price and supply fluctuations, energy conservation, the success of exploration projects, liabilities for environmental damage and general civil liabilities and tax and other governmental regulatory policies. Weak demand for energy companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, including natural disasters or terrorist attacks, would adversely impact the underlier’s performance.

Potential Conflict of Interest

UBS and its affiliates may engage in business related to the underlier or underlier stocks, which may present a conflict between the obligations of UBS and you, as a holder of the notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the underlier return and the cash settlement amount based on the closing level of the underlier on the determination date. The calculation agent can postpone the determination of the final underlier level if a market disruption event occurs and is continuing on the determination date. As UBS determines the economic terms of the notes, including the threshold settlement amount, the maximum settlement amount, the cap level and the buffer level, and such terms include hedging costs, underwriting discount, issuance costs and projected profits, the notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending the sale of your notes in the secondary market. UBS or its affiliates may earn additional profits (or potentially incur losses) as a result of payments pursuant to such hedging activities. In performing these duties, the economic interests of UBS, UBS Securities LLC, the dealers or their respective affiliates are potentially adverse to your interests as an investor in the notes. Additionally, hedging activities may adversely affect the market value of your notes and the amount we will pay on your notes.

Potentially Inconsistent Research, Opinions or Recommendations By UBS

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the underlier to which the notes are linked.

Under Certain Circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the Power to Take Actions That May Adversely Affect the Notes

Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation

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to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the notes, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the notes and/or the ability of UBS to make payments thereunder.

Uncertain Tax Treatment

Significant aspects of the tax treatment of the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes, and we do not plan to request a ruling from the Internal Revenue Service (“IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as pre-paid financial contracts that are not debt. Accordingly, it is possible that your notes could alternatively be treated for tax purposes, and that the timing and character of the income or loss on your notes could be materially and adversely affected.

The IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the Treasury Department are actively considering whether the holder of an instrument similar to the notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” in the accompanying product supplement, unless and until such time as the Treasury Department and the IRS determine that some other treatment is more appropriate.

Prospective purchasers of notes should consult their tax advisors as to the U.S. federal, state, local, non.-U.S. and other tax consequences to them of the purchase, ownership and disposition of the notes. For more information, see “Supplemental U.S. Tax Considerations” in the accompanying product supplement.

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THE UNDERLIER

We have derived all information contained herein regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF (the “XOP Fund”) from publicly available information. Such information reflects the policies of, and is subject to change by, SSgA Funds Management, Inc., the investment adviser (the “Adviser”) of the XOP Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the XOP Fund.

The XOP Fund seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P Oil & Gas Exploration & Production Select Industry Index (the “target index”). Notwithstanding the XOP Fund’s investment objective, the return on your notes will not reflect any dividends paid on the XOP Fund shares, on the securities purchased by the XOP Fund or on the securities that comprise the target index. The XOP Fund employs a sampling strategy, which means that the XOP Fund is not required to purchase all of the securities represented in the target index. Instead, the XOP Fund may purchase a subset of the securities in the target index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the target index. Under normal market conditions, the XOP Fund generally invests substantially all, but at least 80%, of its total assets in the securities comprising the target index. In addition, the XOP Fund may invest in equity securities that are not included in the target index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by the Adviser).

The XOP Fund holds stocks of companies in the oil and gas exploration and production segment of the S&P Total Market Index. As of March 31, 2017, the XOP Fund held stocks of companies in the following sub-industries (with their corresponding weights in the XOP Fund): oil & gas exploration & production (78.6%); oil & gas refining & marketing (16.0%) and integrated oil & gas (5.3%).

As of June 30, 2017, the top ten constituents of the XOP Fund and their relative weights in the XOP Fund were as follows: Rice Energy Inc (2.60%), Cabot Oil & Gas Corporation (2.17%), Gulfport Energy Corporation (2.13%), HollyFrontier Corporation (2.12%), Phillips 66 (2.05%), EQT Corporation (2.05%), Valero Energy Corporation (2.04%), QEP Resources Inc. (2.03%), Tesoro Corporation (2.02%) and Murphy Oil Corporation (2.01%).

The target index represents the oil and gas exploration and production industry group of the S&P Total Market Index that satisfy the following criteria: (i) have a float-adjusted market capitalization above $500 million with a float-adjusted liquidity ratio (defined by dollar value traded over the previous 12 months divided by the float-adjusted market capitalization as of the index rebalancing reference date) above 90% or have a floatadjusted market capitalization above $400 million with a float-adjusted liquidity ratio (as defined above) above 150%; and (ii) are U.S. based companies.

All stocks satisfying the above requirements are included in the target index and, the total number of stocks in the target index should be at least 35. If there are fewer than 35 stocks in the target index, the market capitalization requirements may be relaxed to reach at least 22 stocks.

The total return calculation begins with the price return of the target index. The price return index is calculated as the index market value divided by the divisor. Given the target index is an equal-weighted index, the market capitalization of each stock used in the calculation of the index market value is redefined so that each stock has an equal weight in the target index on each rebalancing date. The adjusted market capitalization for each stock in the target index is calculated as the product of the stock price, the number of shares outstanding, the stock’s float factor and the adjustment factor.

A stock’s float factor refers to the number of shares outstanding that are available to investors. S&P indices exclude shares closely held by control groups from the index calculation because such shares are not available to investors. For each stock, S&P calculates an Investable Weight Factor (IWF) which is the percentage of total shares outstanding that are included in the index calculation.

The adjustment factor for each stock is assigned at each rebalancing date and is calculated by dividing a specific constant set for the purpose of deriving the adjustment factor (often referred to as modified index shares) by the number of stocks in the target index multiplied by the float adjusted market value of such stock on such rebalancing date.

Once the price return index has been calculated, the total return index is calculated. First, the total daily dividend for each stock in the target index is calculated by multiplying the per share dividend by the number of shares included in the target index. Dividends are reinvested in the target index after the close on the ex-date for such dividend. Then the target index dividend is calculated by aggregating the total daily dividends for each of the index stocks (which may be zero for some stocks) and dividing by the divisor for that day. Next, the daily total return of the target index is calculated as a fraction minus 1, the numerator of which is the sum of the index level plus the index dividend and the denominator of which is the index level on the previous day. Finally, the total return index for that day is calculated as the product of the value of the total return index on the previous day times the sum of 1 plus the index daily total return for that day.

The composition of the index is reviewed quarterly. Rebalancing occurs after the closing of the relevant U.S. trading markets on the third Friday of the month ending that quarter. Adjustments are made to the index in the event of certain corporate actions relating to the stocks included in the index, such as spin-offs, rights offerings, stock splits and special dividends, as specified below.

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Although the Adviser seeks to track the performance of the target index (i.e., achieve a high degree of correlation with the index), the XOP Fund’s return may not match the return of the target index. The XOP Fund incurs a number of operating expenses not applicable to the target index, and incurs costs in buying and selling securities. In addition, the XOP Fund may not be fully invested at times, generally as a result of cash flows into or out of the XOP Fund or reserves of cash held by the XOP Fund to meet redemptions. The Adviser may attempt to replicate the target index return by investing in fewer than all of the securities in the target index, or in some securities not included in the target index, potentially increasing the risk of divergence between the XOP Fund’s return and that of the target index.

As of May 1, 2017, the index held stocks of companies in the following sub-industries: oil & gas exploration & production, oil & gas refining & marketing and integrated oil & gas. The relative weights of the constituents of the index within each sub-industry may be obtained from the XOP Fund’s website listed below.

As of August 31, 2017, the top ten constituents of the index were as follows: Rice Energy Inc, HollyFrontier Corporation, Cabot Oil & Gas A, EQT Corporation, Andeavor, PBF Energy Inc A, Phillips 66, Laredo Petroleum Inc, Valero Energy Corp and Chevron Corp. The relative weights of the top ten constituents of the index may be obtained from the XOP Fund’s website listed below.

As of June 30, 2017, ordinary operating expenses of the XOP Fund are expected to accrue at an annual rate of 0.35% of the XOP Fund’s daily net asset value. Expenses of the XOP Fund reduce the net value of the assets held by the XOP Fund.

The XOP Fund’s website is us.spdrs.com/en/etf/spdr-sp-oil-gas-exploration-production-etf-XOP. Shares of the XOP Fund are listed on the NYSE Arca under ticker symbol “XOP.”

Additional information filed by the XOP Fund with the SEC can be found by reference to its SEC file numbers: 333-57793 and 811-08839. Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus. Additional information about the S&P® Oil & Gas Exploration & Production Select Industry Index, including the methodology used to calculate the S&P® Oil & Gas Exploration & Production Select Industry Index, is available at us.spindices.com/indices/equity/sp-oil-gas-exploration-production-select-industry-index. We are not incorporating by reference any of the websites or any material they include in this preliminary pricing supplement.

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Historical High, Low and Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the underlier during any period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

The following table sets forth the quarterly high and low closing levels for the underlier, based on the daily closing level as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the underlier on August 31, 2017 was $30.16. Past performance of the underlier is not indicative of the future performance of the underlier.

Quarterly Closing High, Closing Low and Closing Levels of the Underlier

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/2/2013	3/28/2013	$62.10	$55.10	$60.49
4/1/2013	6/28/2013	$62.61	$54.71	$58.18
7/1/2013	9/30/2013	$66.47	$58.62	$65.89
10/1/2013	12/31/2013	$72.74	$65.02	$68.53
1/2/2014	3/31/2014	$71.83	$64.04	$71.83
4/1/2014	6/30/2014	$83.45	$71.19	$82.28
7/1/2014	9/30/2014	$82.08	$68.83	$68.83
10/1/2014	12/31/2014	$66.84	$42.75	$47.86
1/2/2015	3/31/2015	$53.94	$42.55	$51.66
4/1/2015	6/30/2015	$55.63	$46.43	$46.66
7/1/2015	9/30/2015	$45.22	$31.71	$32.84
10/1/2015	12/31/2015	$40.53	$28.94	$30.22
1/4/2016	3/31/2016	$30.96	$23.60	$30.35
4/1/2016	6/30/2016	$37.50	$29.23	$34.81
7/1/2016	9/30/2016	$39.12	$32.75	$38.46
10/3/2016	12/30/2016	$43.42	$34.73	$41.42
1/3/2017	3/31/2017	$42.21	$35.17	$37.44
4/3/2017	6/30/2017	$37.89	$30.17	$31.92
7/3/2017*	8/31/2017*	$32.91	$29.09	$30.16

*As of the date of this preliminary pricing supplement, available information for the third calendar quarter of 2017 includes data for the period from July 3, 2017 through August 31, 2017. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2017.

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The graph below illustrates the performance of the underlier from January 3, 2007 through August 31, 2017, based on information from Bloomberg. The dotted line represents a hypothetical buffer level, which is equal to 80.00% of $30.16, which was the closing level of the underlier on August 31, 2017. The actual buffer level will be determined on the trade date. Past performance of the underlier is not indicative of the future performance of the underlier.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this preliminary pricing supplement, the accompanying product supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This preliminary pricing supplement, the accompanying product supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this preliminary pricing supplement, the accompanying product supplement and the accompanying prospectus is current only as of the respective dates of such documents.

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TABLE OF CONTENTS
Preliminary Pricing Supplement

Prospectus dated April 29, 2016
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33

Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

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UBS AG

Digital SPDR® S&P® Oil & Gas Exploration & Production ETF-Linked Medium-Term Notes due

UBS Securities LLC